FOR IMMEDIATE RELEASE

Investor Relations Contact:	Media Relations Contact:
Terry Becker 781-830-3401 tbecker@twtr.com	Jeff Duhamel 781-830-3495 jduhamel@twtr.com

Tweeter Home Entertainment Group Reports Earnings Results for Its
Third Fiscal Quarter Ending June 30, 2006

Canton, Mass., (July 27, 2006) – Tweeter Home Entertainment Group, Inc. (NASDAQ: TWTR) announced today the earnings results for its third fiscal quarter ended June 30, 2006.

•	YTD operating income of $2.5 million vs. operating loss of $31.5 million last year

•	Operating loss reduced by $20 million for the June quarter vs. prior year

For the quarter ended June 30, 2006, total revenue from continuing operations decreased 4 percent to $159 million, from $167 million last year. Revenue from continuing operations included sales from 153 stores this quarter compared to 171 stores a year ago. Comparable-store sales increased 2 percent.

Loss from continuing operations for the quarter was $13.7 million compared to a loss from continuing operations of $33.9 million last year. Gross profit for the quarter improved 260 basis points to 40.6% and selling, general and administrative expenses decreased by $2 million.

Net loss from continuing operations was reduced to $14.3 million for the quarter ended June 30, 2006 compared to a net loss from continuing operations of $24.5 million last year. Last year included a $16.9 million expense for the restructuring charges associated with closing 13 stores and a $9.9 million gain on the sale of investments. Loss per share from continuing operations was $0.57 compared to a loss per share of $1.00 for the same period last year.

For the nine months ended June 30, 2006, total revenue from continuing operations increased 1 percent to $613 million, from $607 million last year. Comparable-store sales increased 5 percent for the same period.

Income from continuing operations for the nine months ended June 30, 2006 was $2.5 million compared to a loss of $31.5 million last year. Net income from continuing operations for the nine month period was $432,000 compared to a net loss from continuing operations of $45.0 million last year, which included a non-cash impairment charge of $22.2 million related to deferred tax assets, the store closing restructuring charge of $16.9 million and the gain on sale of investments of $9.9 million. Diluted earnings per share from continuing operations for the nine months ended June 30, 2006 were $0.02 compared to a loss per share of $1.84 for the same period last year.

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FY06 Q3 Earnings

Joe McGuire, President and CEO stated, “Even though we have substantially improved on a year over year basis, we fell short of our internal plan for the quarter. Gross profit improved year over year, but we expected the improvement to be greater. Inside of expenses, our professional fees were $1.1 million higher than plan. We spent significantly more on Sarbanes-Oxley compliance, where we had planned a reduction from last year’s spend. Insurance expenses were $1.1 million more than plan, driven by both larger claims and increases in reserves. Also higher than plan were maintenance and vehicle costs.”

McGuire continued, “I believe our turnaround is ongoing and our improvement substantial. One of our primary indicators is store contribution dollars and they are up more than 30% year to date on a year over year basis. Another goal is to reduce long-term debt and we’re encouraged that it continues to decrease. We reduced our debt by an additional $6 million during the quarter and $25 million year to date.”

There will be a conference call to discuss this press release at 10:30 AM EDT today. A live webcast of the call will be available. To access the webcast, log on at www.streetevents.com or from Tweeter’s investor relations website at www.twtr.com. There will be a brief presentation by Tweeter Home Entertainment Group management followed by a Q&A session. The conference call will be available for playback until Thursday, August 4, 2006 at 11:59 PM EDT. The call can also be downloaded as an MP3 file from Tweeter’s investor relations website as of 12:00 PM EDT on Friday, July 28, 2006.

Tweeter Home Entertainment Group, Inc. (Nasdaq: TWTR) was founded in 1972 by the Company’s Chairman, Sandy Bloomberg. Based in Canton, Massachusetts, the Company is a national specialty consumer electronics retailer providing home and mobile entertainment solutions.

The Company’s fiscal 2005 revenues were $795 million. Tweeter has been named a “Consumer Electronics Retailer of the Year” by Audio-Video International every year since 1979. The company operates 153 stores under the Tweeter, hifi buys, Sound Advice and Showcase Home Entertainment names. The Company’s stores are located in the following markets: New England, the Mid-Atlantic, the Southeast (including Florida), Texas, Chicago, Southern California, Phoenix and Las Vegas.

Further information on Tweeter Home Entertainment Group can be found on the Company’s websites at www.twtr.com and www.tweeter.com.

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TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months ended		Nine Months ended
	June 30,		June 30,
	2006	2005	2006	2005
Total revenue	$159,256	$166,578	$613,011	$606,840
Cost of sales	(94,675)	(103,298)	(358,600)	(365,521)

Gross profit	64,581	63,280	254,411	241,319
Selling, general and administrative expenses	78,137	80,101	250,946	255,473
Amortization of intangibles	170	170	510	510
Restructuring charges	—	16,868	484	16,868

Income (loss) from continuing operations	(13,726)	(33,859)	2,471	(31,532)
Interest expense	(1,001)	(780)	(3,500)	(2,009)
Interest income	—	—	—	13
Gain on sale of equity investments	—	9,869	—	9,869

Loss from continuing operations before income taxes	(14,727)	(24,770)	(1,029)	(23,659)
Income tax (benefit) provision	(110)	—	—	21,921

Loss from continuing operations before income from equity investments	(14,617)	(24,770)	(1,029)	(45,580)
Income from equity investments	275	249	1,461	540

Net income (loss) from continuing operations	(14,342)	(24,521)	432	(45,040)
Discontinued operations:
Pre-tax loss from discontinued operations	(26)	(7,423)	(154)	(9,323)
Income tax provision	—	—	—	—

Net loss from discontinued operations	(26)	(7,423)	(154)	(9,323)

Net income (loss)	$(14,368)	$(31,944)	$278	$(54,363)

Basic earnings (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(1.00)	$0.02	$(1.84)
Loss from discontinued operations	—	(0.30)	(0.01)	(0.38)

Basic net income (loss) per share	$(0.57)	$(1.30)	$0.01	$(2.22)

Diluted earnings (loss) per share:
Income (loss) from continuing operations	$(0.57)	$(1.00)	$0.02	$(1.84)
Loss from discontinued operations	—	(0.30)	(0.01)	(0.38)

Diluted net income (loss) per share	$(0.57)	$(1.30)	$0.01	$(2.22)

Weighted average shares outstanding:
Basic	25,369,473	24,600,731	25,044,992	24,538,937

Diluted	25,369,473	24,600,731	25,472,935	24,538,937

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TWEETER HOME ENTERTAINMENT GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30,	September 30,
	2006	2005
ASSETS

Current Assets:
Cash and cash equivalents	$1,001	$1,310
Accounts receivable, net	24,063	28,189
Inventory	102,322	111,506
Other current assets	15,025	17,196

Total current assets	142,411	158,201
Property and equipment, net	99,483	115,307
Long-term investments	2,699	2,220
Goodwill and intangible assets, net	5,307	5,818
Other assets, net	1,636	2,471

Total	$251,536	$284,017

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Current portion of long-term debt	$6,656	$9,279
Accounts payable, accrued expenses and other current liabilities	95,946	109,769

Total current liabilities	102,602	119,048
Long-term debt	37,349	62,617
Other long-term liabilities	23,353	19,485
Stockholders’ equity	88,232	82,867

Total	$251,536	$284,017

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Certain statements contained in this press release, including, without limitation, statements containing the words “expect,” “anticipate,” “believe,” “plans,” and words of similar import, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to various risks and uncertainties, including risks that our turnaround is not ongoing and our improvement is not substantial, risks associated with management of growth, the risks of economic downturns generally, and in Tweeter’s industry specifically, the risks associated with competitive pricing pressure and seasonal fluctuations, the risks associated with the potential failure by Tweeter to anticipate and react to changes in consumer demand and preferences, Tweeter’s dependence on key personnel, the risks associated with obtaining financing for our business model, and those risks referred to in Tweeter’s Annual Report on Form 10-K filed on December 29, 2005 (copies of which may be accessed through the SEC’s web site at http://www.sec.gov), that could cause actual future results and events to differ materially from those currently anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements and financial projections.